Exhibit B-1

                            Form of Service Agreement

          This Service Agreement (this "Agreement") is entered into as of the ____day of _______, 2000, by and between [insert name of subsidiary], a__________ corporation (the "Company") and Sierra Pacific Resources Services Company, a Nevada corporation ("SPRSC").

          WHEREAS, SPRSC is a direct or indirect wholly owned subsidiary of Sierra Pacific Resources Inc. WHEREAS, SPRSC has been formed for the purpose of providing administrative, management and other services to subsidiaries of Sierra Pacific Resources Inc.; and

          WHEREAS, the Company believes that it is in the interest of the Company to provide for an arrangement whereby the Company may, from time to time and at the option of the Company, agree to purchase such administrative, management and other services from SPRSC;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          I. SERVICES. SPRSC supplies, or will supply, certain administrative, management or other services to Company similar to those supplied to other subsidiaries of Sierra Pacific Resources, Inc. Such services are and will be provided to the Company only at the request of the Company. Exhibit I hereto lists and describes all of the services that are available from SPRSC.

          II. PERSONNEL. SPRSC provides and will provide such services by utilizing the services of their executives, accountants, financial advisers, technical advisers, attorneys and other persons with the necessary qualifications.

          III. COMPENSATION AND ALLOCATION. As and to the extent required by law, SPRSC provides and will provide such services at cost. Exhibit I hereof contains rules for determining and allocating such costs.
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          IV. LIMITATION OF LIABILITY AND INDEMNIFICATION. In performing the services hereunder, SPRSC will exercise due care to assure that the services are performed appropriately, meet the standards and specifications set forth in any applicable request for service and comply with the standards of all applicable laws and regulations. However, failure to meet these obligations shall in no event subject SPRSC to any claims by or liabilities to the Company other than to reperform the services and be reimbursed at cost for such reperformance. SPRSC makes no other warranty with respect to its performance of the services, and the Company agrees to accept such services without further warranty of any nature.

To the fullest extent allowed by law, the Company shall and does hereby indemnify and agree to save harmless and defend SPRSC, its agents and employees from liabilities, taxes, losses, obligations, claims, damages, penalties, causes of action, suits, costs and expenses or judgments of any nature, on account of, or resulting from the performance and prosecution of any services performed on behalf of the Company pursuant to this Agreement, whether or not the same results or allegedly results from the claimed or actual negligence or breach of warranty of, or willful conduct by, SPRSC or any of its employees, agents, clients, or contractors or its or their subcontractors or any combination thereof.

          V. TERMINATION AND MODIFICATION. The Company may terminate this Agreement by providing 60 days written notice of such termination to SPRSC. SPRSC may terminate this Agreement by providing 60 days written notice of such termination to the Company.

          This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the Public Utility Holding Company Act of 1935, as amended, or with any rule, regulation or order of the Securities and Exchange Commission adopted before or after the making of this Agreement. This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

          VI. ANNUAL SERVICE REQUESTS. SPRSC will send an Annual Service Request to the Company each year on or before _____________ of each year listing services proposed for the coming year based on services provided during the past year.


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          VII. ACCESS TO BOOKS AND RECORDS. To facilitate participation by the
Company in an annual review of the performance of SPRSC to be conducted by all companies receiving services from SPRSC, the Company shall have access to the books and records of SPRSC during normal business hours. The Company agrees to make all reasonable efforts to ensure that such access does not impair the ability of SPRSC to fulfill its obligations under any service agreement.

          VIII. NOTICE. Where written notice is required by this Agreement, all notices, consents, certificates, or other communications hereunder shall be in writing and shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          (a)  To the Company:
               --------------------
               --------------------
               --------------------
               --------------------

          (b)  To SPRSC:
               --------------------
               --------------------
               --------------------

          IX. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to their conflict of laws provisions.

          X. MODIFICATION. No amendment, change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

          XI. ENTIRE AGREEMENT. This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and canceled in their entirety and are of no further force or effect.


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          XII. WAIVER. No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

          XIII. ASSIGNMENT. This Agreement shall inure to the benefit and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party's rights, interests or obligations hereunder may be made without the other party's consent, which shall not be unreasonably withheld, delayed or conditioned.

          XIV. SEVERABILITY. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of this ________ day of ________, 2000.


                                        SPRSC



                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                        [Subsidiary]



                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


          The undersigned requests all of the services listed in Exhibit I from SPRSC, except for _______________________________________. Services will begin
_____________.

                                        [Subsidiary]



                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


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
                                    EXHIBIT I

           Description of Services, Cost Accumulation, Assignment and
                       Allocation Methodologies for SPRSC

          This document sets forth the methodologies used to accumulate the costs of services performed by Sierra Pacific Resources Service Company ("SPRSC") and to assign or allocate such costs to other subsidiaries and business units within Sierra Pacific Resources ("Client Entities").

Cost of Services Performed

          SPRSC maintains an accounting system that enables costs to be identified by Cost Center, Account Number or Project, Activity, and Resource ("Account Codes"). The primary inputs to the accounting system are time records of hours worked by SPRSC employees, accounts payable transactions and journal entries. Charges for labor are made at the employees' effective hourly rate, including the cost of pensions, other employee benefits and payroll taxes. To the extent practicable, costs of services are directly assigned to the applicable Account Codes. The full cost of providing services also includes certain indirect costs, e.g., departmental overheads, administrative and general costs, and taxes. Indirect costs are associated with the services performed in proportion to the directly assigned costs of the services or other relevant cost allocators. Cost Assignment and Allocation SPRSC costs will be directly assigned, distributed or allocated to Client Entities in the manner prescribed below.

     1. Costs accumulated in Account Codes for services specifically performed for a single Client Entity will be directly assigned or charged to such Client Entity.

     2. Costs accumulated in Account Codes for services specifically performed for two or more Client Entities will be distributed among and charged to such Client Entities using methods determined on a case-by-case basis consistent with the nature of the work performed.

     3. Costs accumulated in Account Codes for services of a general nature which are applicable to all Client Entities or to a class or classes of Client Entities will be allocated among and charged to such Client Entities by application of one or more of the allocation methods described below.


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Allocation Methods

          The following methods will be applied, as indicated in the Description of Services section that follows, to allocate costs for services of a general nature.

     a.   Commercial Sales Ratio

          Based on firm kilowatt-hour electric sales to business customers that purchase less than 250 kilowatts for the immediate preceding year, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

     b.   Commercial & Industrial Sales Ratio

          Based on kilowatt-hour electric sales to large commercial and industrial customers that purchase greater than 250 kilowatts for the immediate preceding year, the numerator of which is for an Operating Company or commercial and industrial customers that purchase greater than 250 kilowatts for the immediate preceding year and the denominator of which is for all Operating Companies and affected affiliate companies . This ratio will be determined annually, or at such time as may be required due to a significant change.

     c.   Distribution Plant Ratio

          Based on the net distribution plant balance at the end of the immediate preceding year end, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

     d.   Electric kWh Generation Ratio

          Based on the electric kWh generated for the immediately preceding year, the numerator of which is for an Operating Company and the denominator of which is for all Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.


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     e.   Electric kWh Purchased Ratio

          Based on the electric kWh purchased for the immediately preceding year, the numerator of which is for an Operating Company and the denominator of which is for all Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     f.   Total kWh Sales Ratio

          Based on total kilowatt-hour electric sales (and/or the equivalent cubic feet of natural gas sales based on a Btu content, where applicable), excluding inter-system sales, for the immediately preceding year, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies . This ratio will be determined annually, or at such time as may be required due to a significant change.

     g.   Payment Transaction Ratio

          Based on the sum of the number of payment transactions processed for the immediately preceding year, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     h.   Residential Sales Ratio

          Based on kilowatt-hour electric sales to residential customers for the immediate preceding year, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies . This ratio will be determined annually, or at such time as may be required due to a significant change.

     i.   Substation Plant Ratio

          Based on the sum of the net substation plant balance for the immediately preceding year, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.


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
     j.   Total Assets Ratio

          Based on the sum of the total assets at the end of the immediate preceding year, the numerator of which is for an Operating Company or affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     k.   Total Common Equity Ratio

          Based on the common equity at the end of the immediately preceding year, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     l.   Total Customers Ratio

          Based on the total electric customers (and/or gas or water customers, or residential, business and large commercial and industrial customers where applicable) at the end of the immediately preceding year, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as maybe required due to a significant change.

     m.   Total Employees Ratio

          Based on the number of employees at the end of the immediately preceding year, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.


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
     n.   Total Revenue Ratio

          Based on the revenue at the end of the immediately preceding year, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     o.   Transmission Plant Ratio

          Based on the net transmission plant balance at the end of the immediately preceding year, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         A description of each of the services that may be performed by SPRSC, which may be modified from time to time, is presented below. As discussed above, where identifiable, costs will be directly assigned or distributed to Client Entities. For costs accumulated in Account Codes which are for services of a general nature that cannot be directly assigned or distributed, the method or methods of allocation are also set forth. Substitution or changes may be made in the methods of allocation hereinafter specified, as may be appropriate, and will be provided to state regulatory agencies and to each affected Client Entity.

     a.   Accounting

          Maintains the books and records of Sierra Pacific Resources and its affected affiliates, prepares financial and statistical reports, prepares tax filings and supervises compliance with the applicable laws and regulations. Supports the accounting systems.

     b.   Administration Support

          Provides mailroom, records management, graphics, aircraft and other general administrative and support activities.

     c.   Community And Economic Development

          Provides community support and economic development services to the service territories of the Operating Companies.


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
     d.   Corporate Communications

          Prepares and disseminates information to employees, customers, government agencies, communities and the media.

     e.   Corporate Planning

          Facilitates preparation of strategic plans, monitors trends and evaluates business opportunities. Facilitates process improvements. Prepares budgets and financial forecasts.

     f.   Custom Account Sales

          Provides sales services to large commercial and industrial customers of the Operating Companies.

     g.   Customer Services

          Performs customer billing, performs meter services, handles customer inquiries, remittance processing and complaints and provides related customer information services.

     h.   Design Engineering

          Designs and monitors construction of electric transmission and distribution lines and substations.

     i.   Business Support Services

          Provides planning, benchmarking, activity tracking and budget support services to the operating companies.

     j.   Bulk Power Transport

          Supervises and coordinates the electric transmission system control operations for the operating companies.


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
     k.   Environmental

          Establishes policies and procedures for compliance with environmental laws and regulations. Researches emerging environmental issues and monitors compliance with environmental requirements. Oversees environmental clean up projects.

     l.   Executives

          Provides executive management and general administrative services.

     m.   Facilities and Real Estate

          Operates and maintains office buildings and service centers. Procures real estate and administers real estate leases. Administers contracts to provide security, housekeeping and maintenance services for such facilities. Procures office furniture and equipment.

     n.   Finance and Treasury

          Coordinates activities related to securities issuance, including maintaining relationships with financial institutions, cash management, investing activities and monitoring the capital markets. Performs financial and economic analysis and administers insurance program.

     o.   Governmental Affairs

          Lobbies government officials and monitors, reviews and researches governmental legislation.

     p.   Human Resources

          Establishes and administers policies and supervises compliance with legal requirements in the areas of employment, compensation, benefits and employee health, welfare and safety. Processes payroll and employee benefit payments. Coordinates contract negotiation and relations with labor unions.

     q.   Information Systems

          Plans, designs, engineers, installs, operates, and maintains the companies' voice and data networks.


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
     r.   Internal Audit

          Reviews internal controls and procedures to ensure assets are safeguarded and transactions are properly authorized and recorded. Evaluates contract risks.

     s.   Legal

          Provides legal services related to labor and employment law, litigation, contracts, rates and regulation, environmental matters, real estate and other legal matters.

     t.   Marketing Services

          Provides marketing services including market load research and new product development for operating companies and affiliates.

     u.   Payment and Reporting

          Processes payments to vendors of Sierra Pacific Resources and its affected affiliates, and prepares statistical reports.

     v.   Purchased Power and Electric Trading

          Purchases power and provides electric trading services to the operating companies electric generation systems, including risk management, weather risk, and contract management.

     w.   Rates and Regulation

          Determines the operating companies' revenue requirements and rates for electric, gas and water customers. Coordinates regulatory compliance requirements and maintains relationships with the regulatory bodies.

     x.   Residential and Business Sales

          Provides sales and support to electric residential and business customers of the operating companies.


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
     y.   Resource Acquisition and Analysis

          Manages fuels for the operating companies generation facilities. Ensures compliance with price and quality provisions of fuel contracts and arranges for transportation of fuel to the desired location.

     z.   Shareholder Relations

          Provides communications to investors and the financial community. Coordinates the transfer agent and shareholder record keeping functions.

     aa.  Substation Engineering and Support

          Provides management support services to the substation engineering and support organizations of the operating companies.

     bb.  Supply Chain

          Provides services in connection with the procurement of materials including the management of materials and supplies inventories.

     cc.  Transmission Support Services

          Provides management support services to the transmission construction, maintenance, operations and engineering and right of way organizations of the operating companies.

     dd.  Transportation

          Oversees the operating companies' fleet.

     ee.  Wholesale and Bulk Power Sales

          Provides sales and to support to electric wholesale customers of the operating companies.


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     ff.  Generation Support Services

          Provides management, drafting, and engineering services for all power plants, unit commitment and maintenance scheduling and centralized maintenance crews that serve power plants, as well as new technology evaluation.


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